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                  EXHIBIT 99.1 to 1997 Third Quarter FORM 10-Q

         IMPORTANT FACTORS REGARDING FUTURE RESULTS OF IPL SYSTEMS, INC.


Rapid Technological and Market Changes. The market for the Company's products is characterized by rapidly changing technology and evolving customer needs which increasingly shorten the life cycles of existing products and require ongoing development and introduction of new products at an increasingly more rapid rate. The Company's ability to realize its expectations will depend on its success at enhancing its current offerings, developing new products that keep pace with developments in technology and meet evolving customer requirements for performance and price, and delivering those products with appropriate customer service and support. This will require, among other things, correctly anticipating customer needs, hiring and retaining personnel with the necessary skills and creativity, providing adequate resources for product development. Failure by the Company to anticipate or respond adequately to technological developments and customer requirements, significant delays in the development, product testing, or availability of new or enhanced products, or the failure of customers to accept such products, could adversely affect the Company's technological position and operating results. Furthermore, there can be no assurance that the Company's competitors will not succeed in developing products or technologies that have superior price/performance characteristics compared to any products being offered or developed by the Company.

Competition. The computer data storage industry is intensely competitive and is characterized by rapid technological change and constant price pressure. The Company competes with a number of companies offering computer data storage, back-up and recovery systems, including host computer vendors such as Sun Microsystems and Hewlett-Packard and independent storage suppliers, including, MTIC, Network Appliances, IBM, and EMC and others some of which have substantially greater financial, product development, marketing and distribution resources than the Company. The Company believes that to date no dominant leader has emerged in the high bandwidth segment of the open systems storage market. Due to the large and growing storage requirements in this market the Company will continue to face strong pricing and technological competition as competitors attempt to establish a leadership position.

Fluctuations in Operating Results; Recent Losses. The Company has recently experienced losses from operations and may in the future experience further losses and significant period-to-period fluctuations in operating results. The Company's revenues in any quarter are dependent on the timing of product shipments as well as the status of competing product introductions. Like many other high technology companies, a disproportionately large percentage of quarterly sales occur in the closing weeks of each quarter. Any forward-looking statements about operating results made by members of management will be based on assumptions about the likelihood of closing sales then in the pipeline and other factors management considers reasonable based in part on knowledge of performance in prior periods. The failure to consummate any of those sales may have a disproportionately negative impact on operating results, given the Company's relatively fixed costs, and may thus prevent management's projections from being realized.

Patents and Protection of Proprietary Technology. The Company believes that its success in developing new products depends primarily upon the technical competence and creative skills of its personnel rather than on the ownership of copyrights or patents. Although the Company believes that its products and other proprietary rights do not infringe the proprietary rights of third parties, there can be no assurance that other third parties will not assert infringement claims against the Company or that such claims will not be successful. If any infringement exists the Company would seek, based upon industry practice, licenses to such patents, but there can be no assurance that the Company will be able to obtain any such licenses on terms which would not have a material adverse effect on its business. The Company also relies on unpatented proprietary technology, and there can be no assurance that others may not independently develop the same or similar technology or otherwise obtain access to the Company's proprietary technology. To protect its rights in these areas, the Company requires all employees to enter into confidentiality agreements. There can be no assurance that these agreements will provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any


















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unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If the Company is unable to maintain the proprietary nature of its technologies, the Company's business could be adversely affected.

Dependence on Key Personnel. The success of the Company's operations depends on its ability to attract and retain experienced technical, sales, marketing and management personnel. Such personnel are in great demand and the Company must compete for their services. Management's projections necessarily assume that the Company will continue to attract and retain such personnel, so the failure to do so could have a material adverse effect on the Company's ability to develop and market competitive products.

Dependence on Suppliers. The Company has and will continue to rely on outside vendors to manufacture certain subsystems and electronic components and subassemblies used in the production of the Company's products. Certain components, subassemblies, materials and equipment necessary for the manufacture of the Company's products are obtained from a sole supplier or a limited group of suppliers. The Company's reliance on sole suppliers or a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required products and reduced control over the price, timely delivery, reliability and quality of finished products. The Company does not have any long-term supply agreements with its suppliers. Certain of the Company's suppliers have relatively limited financial and other resources. Any inability to obtain timely deliveries of products and services having acceptable qualities or any other circumstance that could require the Company to seek alternative sources of supply or to manufacture its own electronic components, subassemblies and manufacturing equipment internally, could delay the Company's ability to ship its products. Any such delay could damage relationships with customers and could have a material adverse effect on the Company's business and operating results.

Quarterly Trends, New Product Introductions. The Company historically has experienced significant fluctuations in its revenues and operating results, including net income, and anticipates that these fluctuations will continue. Quarterly results have been or may in the future be influenced by the timing of announcements or introductions of new products and product upgrades by the Company or its competitors, customer ordering patterns, product returns, and delays in product development. In addition, new products typically have a lengthy evaluation period before any purchase is made.

Competition and Risks Associated with New Product Introductions. The market for the Company's products is intensely competitive. Increased competition could result not only in a decline in sales volume, but also in price reductions that could have a material adverse effect on the Company's business, operating results and financial condition.

Stock Price Volatility. Due to the factors noted above, the Company's future earnings and stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in earnings from levels expected by securities analysts could have an immediate and significant adverse effect on the trading price of the Company's common stock in any given period. Shortfalls could be caused by shortfalls in revenues, and/or increased levels of expenditures. Additionally, the Company participates in a highly dynamic industry, which often results in significant volatility of the Company's stock price.